Exhibit (a)(12)

                                  VAN ECK FUNDS

                                AMENDMENT NO. 11

                 TO AMENDED AND RESTATED MASTER TRUST AGREEMENT

      Amendment No. 11 to the Amended and Restated Master Trust Agreement dated February 6, 1992 (amending the Master Trust Agreement dated April 3, 1985), as amended (the "Agreement"), of Van Eck Funds (the "Trust"), made at New York, New York, this 6th day of January, 1998.

                                   WITNESSETH:

      WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended from time to time, as long as such amendment does not adversely affect the rights of any shareholder, and as long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

      WHEREAS,  Article  IV,  Section  4.1 of the  Agreement  provides  that the
Trustees  of  the  Trust  may   establish   and   designate   series  of  Shares
("Sub-Trusts") of the Trust and classes thereof; and

      WHEREAS, a majority of the Trustees have voted to establish a new Sub-Trust of the Trust, which is designated as Global Real Estate Fund, and to establish three classes of Shares thereof, which are designated as Class A, Class B and Class C; and

      WHEREAS, Article IV, Section 4.2 (d) of the Agreement provides that the Trustees of the Trust may liquidate any particular Sub-Trust of the Trust, subject to the approval of a majority of the outstanding voting Shares of that Sub-Trust; and

      WHEREAS,   a  majority  of  the  Trustees   approved  the   submission  to
shareholders   of  a  proposal  to  liquidate  one  of  the   Sub-Trusts,   Asia
Infrastructure  Fund, and, at a meeting held on

                                                                 Exhibit (a)(12)

September 4, 1997, a majority of the outstanding voting Shares of that Sub-Trust approved the liquidation of Asia Infrastructure Fund; and

      WHEREAS, a majority of the Trustees approved the submission to shareholders of a proposal to liquidate one of the Sub-Trusts, Gold Opportunity Fund, and, at a meeting held on October 1, 1997, a majority of the outstanding voting Shares of that Sub-Trust approved the liquidation of Gold Opportunity Fund; and

      WHEREAS, a majority of Trustees have duly approved these amendments to the Agreement and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

      NOW, THEREFORE, the undersigned, Susan I. Grant, a duly elected and serving Assistant Secretary of the Trust, pursuant to the authorizations described above, hereby declares that the initial paragraph of Article IV,
Section 4.2 of the Agreement is amended to read in entirety as follows:

      "Section 4.2 ESTABLISHMENT AND DESIGNATION OF SUB-TRUSTS. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts, the Trustees hereby establish and designate the following nine Sub-Trusts: Asia Dynasty Fund (Class A and Class B), Emerging Markets Growth Fund (Class A, Class B and Class C), Global Balanced Fund (Class A and Class B), Global Hard Assets Fund (Class A, Class B and Class C), Global Income Fund (Class A), Global Real Estate Fund (Class A, Class B and Class C), Gold/Resources Fund (Class A), International Investors Gold Fund (Class A) and U.S. Government Money Fund. Shares of such Sub-Trusts and any Shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

WITNESS my hand and seal this 6th day of January, 1998.


--------------------------------------                          (SEAL)
Susan I. Grant, Assistant Secretary

STATE OF NEW YORK       )
                        )
COUNTY OF NEW YORK      )

                                                                 Exhibit (a)(12)

      Then personally appeared the above-named Susan I. Grant and acknowledged this instrument to be her free act and deed this 6th day of January, 1998.


--------------------------------------
Notary Public